                                                                                  News Release

L.B. Foster Reports third quarter operating results

Announces 7.6% Sales increase

PITTSBURGH, PA, November 1, 2012 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its third quarter 2012 operating results which included a 7.6% increase in sales compared to the prior year third quarter and diluted earnings per share from continuing operations of $0.83 which included a $3.0 million pre-tax warranty charge ($0.17 per diluted share) as the Company revised its estimates to fulfill certain concrete tie warranty claims.

Third Quarter Results

•

Third quarter net sales of $170.3 million increased by $12.0 million or 7.6% due to a 24.2%  increase in Rail segment sales and a 52.9% improvement in Tubular segment sales, partially offset by a 23.6% decline in Construction segment sales.

•

Gross profit margin was 18.0%, 70 basis points lower than the prior year, due to the $3.0 million warranty charge recorded in the third quarter to reflect management’s revised estimate of the cost it expects to incur to settle certain product claims related to concrete railroad ties, all of which were manufactured in our Grand Island, NE facility that was shut down in February 2011.    Gross profit in the third quarter of 2011 included $0.8 million ($0.05 per diluted share) of warranty charges and other unfavorable concrete tie gross profit adjustments.  Excluding the warranty and other costs from both third quarter periods would result in gross profit margins of 19.8% in 2012 and 19.2% in 2011, respectively.

•

Third quarter income from continuing operations was $8.5 million or $0.83 per diluted share compared to income from continuing operations of $9.4 million or $0.91 per diluted share last year.    Excluding concrete tie charges from both third quarter periods, earnings from continuing operations per diluted share would have been $1.00 and $0.96 in 2012 and 2011, respectively.

•	Third quarter bookings were $140.8 million compared to $125.1 million last year, an increase of 12.5%. The September 2012 backlog was $225.7 million, 53.0% higher than September 2011.

•	Selling and administrative expense decreased by $0.2 million or 1.2% from the prior year, due principally to a reduction in costs related to concrete tie testing.

•	The Company’s income tax rate from continuing operations was 35.4% compared to 31.5% in the prior year.

•	Cash provided from continuing operating activities for the third quarter of 2012 was $21.6 million compared to $20.1 million in the third quarter of 2011.

•

The Company sold the assets and liabilities of its Precise Structural Products division to Cianbro Fabrication and Coating Corporation in the third quarter of 2012.  The Precise division was formerly a part of the Company’s Construction segment.  The Precise operating results as well as a $0.3 million pre-tax loss on the sale have been classified as discontinued operations.

CEO Comments

Robert P. Bauer, L.B. Foster’s President and Chief Executive Officer, had the following comments on the third quarter results,  “The Company turned in another very solid quarter and is positioned to have a very good year in 2012.  The results from our Rail and Tubular businesses have more than made up for a difficult construction market.  Rail industry investments continue at a solid pace and we are benefitting from having high quality products and new technologies to serve these customers.  We have also seen one of the strongest markets for our tubular products in many years as we benefit from exploration and production investments, especially in shale gas applications.  These two segments have exceeded our expectations in 2012 and are focused on the investments we need to make to keep our growth rates at attractive levels.  It’s widely understood that many construction markets have had a difficult year, especially those depending on state and federal government funding of projects.  While our bridge business will have an excellent year with strong sales and profit margins, it will not make up for the decline in piling projects and concrete buildings that reflect the overall construction market softness.

As we begin to think about 2013, the underlying dynamics for our rail and energy markets are good, and there could be some rebound in the construction industry.  With a little help from the construction market, we could be positioned for more growth in 2013, barring any government policy issues with an unfavorable impact on the economy.”

Concrete Tie Product Warranty Claims & Union Pacific Status

The Company has been assessing warranty claims for certain concrete ties made in our Grand Island, NE facility.  The claims are arising from ties found in track that are not performing up to our expectations, and do not meet our quality standards. These ties were manufactured between 1998 and 2011.  L.B. Foster discontinued manufacturing operations in Grand Island in early 2011.  The large majority of these claims come from the Union Pacific Railroad (UPRR).  During the recent quarter, we have been working to resolve the claims in a satisfactory manner for our customers and the Company.  We made substantial progress with Union Pacific in the recent quarter regarding the approach to remedy field failures, the details of which are in the following paragraphs.

We have agreed on a process with UPRR for identifying, prioritizing and replacing ties that meet the criteria for replacement. This process will be applied to the ties we shipped to UPRR from our Grand Island, NE facility from 1998 to 2011. During most of this period our warranty policy for UPRR carried a 5 year warranty with a 1.5:1 replacement ratio for any defective ties.  The agreed upon process will result in us working together to identify and replace defective ties. The process of planning and documenting will be done by both companies to ensure this is done in a timely manner.

In order to satisfy concerns over possible deterioration of ties in the future, we have reverted to a previously used warranty policy.  This will result in concrete ties with a 5 year warranty and a 1.5:1 replacement ratio, now having a 15 year warranty and a 1:1 replacement ratio. This change will provide an additional 10 years of warranty protection.  The 1:1 replacement ratio will furnish one tie for each tie replaced under our claims process.

Following the changes noted above to the warranty policy and our assessment of the scope of the defective ties, the Company recorded an additional $3.0 million warranty charge in order to adequately reserve for the revised cost of resolving expected claims.  This charge brought the total warranty reserve for concrete ties to $27.2 million.  It is now sized to reflect the expected claims from all customers who have notified us of problems, especially UPRR where the majority of claims arose.  It is supported by the extensive field sampling and forensic analysis we’ve conducted along with customer discussions.

Finally, we will produce the replacement ties in our Tucson, AZ manufacturing facility which has been operating under a 5 year supply contract with UPRR expiring in December 2012.  Union Pacific has verbally indicated their intent to award L.B. Foster with a new 5 year supply contract for our Tucson facility.  The details of this supply contract have not been completed, although they are expected to closely resemble the terms in the existing contract with the exception of the new 15 year warranty policy and some product specification changes.

Business Segment Highlights

($000)

Rail  Segment

Rail segment sales increased 24.2% driven by strong sales in our core new rail and concrete tie businesses.  We continue to see rail customers embrace our friction management products which also had a good quarter including strong operating margins in the United States.  We recognized approximately $4.3 million of sales from the elevated transit system in Honolulu, HI related to the $60 million order that we discussed in the second quarter. Capital spending by the Class 1 and regional railroads remains strong and should continue through year-end.  The $3.0 million warranty charge negatively impacted gross profit in 2012.

	2012	2011	Variance
Sales	$ 110,993	$ 89,378	24.2%
Gross Profit	$ 19,111	$ 18,038
Gross Profit %	17.2%	20.2%

Construction Segment

Construction sales declined 23.6% in the quarter.  This was due principally to the Piling product line, although all construction segment businesses experienced declines.    The new transportation bill, enacted in Q3, was viewed by most as a 27 month extension of SAFETEA-LU.  Despite the tough market conditions, we were able to keep gross profit margins in line with the prior year period.

	2012	2011	Variance
Sales	$ 45,948	$ 60,175	(23.6%)
Gross Profit	$ 7,183	$ 9,881
Gross Profit %	15.6%	16.4%

Tubular Segment

Tubular product sales were very strong in the third quarter as end markets in oil & gas and water well applications are driven by energy and agriculture.  The growth experienced in these businesses is expected to continue into the fourth quarter, albeit at a more subdued rate than the third quarter.    Our Birmingham, AL coating business received a $10 million order that helped strengthen its backlog and our outlook for 2013.  Gross profit margins expanded again reflecting considerable leverage on the higher sales and our ability to efficiently run the plants for both divisions.

	2012	2011	Variance
Sales	$ 13,405	$ 8,770	52.9%
Gross Profit	$ 4,401	$ 2,483
Gross Profit %	32.8%	28.3%

Nine Month Results

•

Net sales for the first nine months of 2012 were $447.8 million, an increase of  $6.2 million or 1.4%, due to a 15.8% increase in Rail segment sales and a 51.6% improvement in Tubular segment sales, partially offset by a 25.1% decline in Construction segment sales.

•

Gross profit margin was 14.4%, 180 basis points lower than the prior year period due to the aforementioned $3.0 million third quarter concrete tie warranty charge as well as a $19.0 million second quarter 2012 warranty charge.

•

Selling and administrative expenses increased $2.2 million or 4.7% from the prior year due primarily to increased concrete tie testing costs as well as salaries and benefits expense, partially offset by favorable bad debt expense.

•

The Company’s year-to-date income tax rate from continuing operations was 37.6% compared to 31.0% in the prior year.    The rate increase compared to the prior year was due to a reduction in current year Canadian research and development tax credits as well as the receipt of state tax refunds in the prior year.

•	Income from continuing operations was $8.1 million or $0.80 per diluted share compared to $16.3 million or $1.57 per diluted share in 2011.

•	Cash provided from continuing operating activities was $24.6 million for the nine month period ended September 30, 2012 compared to $10.7 million in the prior year comparable period.

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2012 operating results on Thursday, November 1, 2012 at 11:00am ET.  The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.  The replay can also be heard via telephone at (888) 286-8010 by entering pass code 18929923.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, political and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the product claim and the Inspector General subpoena; and those matters set forth in Item 8, Footnote 21, "Commitments and Contingent Liabilities" and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2011, as updated by any subsequent Form 10-Qs.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise.

Contact:
David Russo	Phone: 412.928.3417	L.B. Foster Company
	Email: Investors@Lbfoster.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
NET SALES	$170,346	$158,323	$447,817	$441,602

COSTS AND EXPENSES:
Cost of goods sold	139,634	128,728	383,117	369,716
Selling and administrative expenses	16,581	16,789	50,142	47,897
Amortization expense	703	699	2,097	2,096
Interest expense	141	170	405	443
Gain on joint venture	(310)	(287)	(643)	(570)
Interest income	(126)	(74)	(319)	(224)
Loss (gain) on foreign exchange	283	(711)	457	(497)
Other expense (income)	329	(650)	(453)	(822)
	157,235	144,664	434,803	418,039

INCOME FROM CONTINUING OPERATIONS,
BEFORE INCOME TAXES	13,111	13,659	13,014	23,563

INCOME TAX EXPENSE	4,647	4,308	4,892	7,313

INCOME FROM CONTINUING OPERATIONS	8,464	9,351	8,122	16,250

(LOSS) INCOME FROM DISCONTINUED OPERATIONS,
BEFORE INCOME TAXES	(343)	604	3,805	839

INCOME TAX (BENEFIT) EXPENSE	(104)	215	2,403	298

(LOSS) INCOME FROM DISCONTINUED OPERATIONS	(239)	389	1,402	541

NET INCOME	$8,225	$9,740	$9,524	$16,791

BASIC EARNINGS (LOSS) PER COMMON SHARE:
FROM CONTINUING OPERATIONS	$0.83	$0.92	$0.80	$1.58
FROM DISCONTINUED OPERATIONS	(0.02)	0.04	0.14	0.05
BASIC EARNINGS PER COMMON SHARE	$0.81	$0.96	$0.94	$1.64

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
FROM CONTINUING OPERATIONS	$0.83	$0.91	$0.80	$1.57
FROM DISCONTINUED OPERATIONS	(0.02)	0.04	0.14	0.05
DILUTED EARNINGS PER COMMON SHARE	$0.81	$0.95	$0.93	$1.62

AVERAGE NUMBER OF COMMON SHARES	10,141	10,185	10,117	10,257
OUTSTANDING - BASIC

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	10,206	10,294	10,211	10,366

L.B. Foster Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2012	2011
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash items	$100,658	$73,727
Accounts and notes receivable:
Trade	85,382	64,562
Other	612	1,934
Inventories	90,928	89,464
Current deferred tax assets	7,386	-
Other current assets	2,978	1,758
Prepaid income tax	504	3,684
Current assets of discontinued operations	1,333	4,864
Total Current Assets	289,781	239,993

OTHER ASSETS:
Property, plant & equipment-net	44,200	45,837
Goodwill	41,237	41,237
Other intangibles - net	40,974	42,871
Investments	4,137	3,495
Other non-current assets	1,361	1,415
Assets of discontinued operations	-	5,046
Total Other Assets	131,909	139,901

	$421,690	$379,894

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities on other long-term debt	$362	$2,384
Accounts payable-trade and other	59,259	49,213
Deferred revenue	8,521	6,833
Accrued payroll and employee benefits	8,100	9,483
Current deferred tax liabilities	-	759
Accrued warranty	28,113	6,632
Other accrued liabilities	11,570	8,134
Current liabilities of discontinued operations	263	1,294
Total Current Liabilities	116,188	84,732

OTHER LONG-TERM DEBT	33	51
DEFERRED TAX LIABILITIES	11,017	11,708
OTHER LONG-TERM LIABILITIES	13,074	13,588

STOCKHOLDERS' EQUITY:
Class A Common stock	111	111
Paid-in capital	45,753	47,349
Retained earnings	263,904	255,152
Treasury stock	(25,719)	(28,169)
Accumulated other comprehensive loss	(2,671)	(4,628)
Total Stockholders' Equity	281,378	269,815

	$421,690	$379,894

L.B. FOSTER COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Gross Profit margins excluding concrete tie charges	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net Sales, as reported	$ 170,346	$ 158,323	$ 447,817	$ 441,602
Cost of Goods Sold, as reported	139,634	128,728	383,117	369,716
Gross Profit	30,712	29,595	64,700	71,886

Product Warranty Charges, before income tax	3,000	775	22,000	2,202
Charges to fulfill customer contractual obligations, before income tax	-	-	-	2,976
	3,000	775	22,000	5,178

Gross Profit, excluding certain charges	$ 33,712	$ 30,370	$ 86,700	$ 77,064

GP percentage, as reported	18.03%	18.69%	14.45%	16.28%
GP percentage, excluding certain charges	19.79%	19.18%	19.36%	17.45%

	Three Months Ended		Nine Months Ended
Income from Continuing Operations (including diluted earnings	September 30,		September 30,
per share) excluding concrete tie charges	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Income from Continuing Operations, as reported	$ 8,464	$ 9,351	$ 8,122	$ 16,250

Product Warranty Charges, net of income tax	1,780	501	14,607	1,391

Charges to fulfill customer contractual obligations, net of income tax	-	-	-	1,857

Incentive compensation, net of income tax	-	-	(781)	-

Income from Continuing Operations, excluding certain charges	$ 10,244	$ 9,852	$ 21,948	$ 19,498

DILUTED EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS	$ 0.83	$ 0.91	$ 0.80	$ 1.57
DILUTED EARNINGS PER COMMON SHARE, excluding certain charges	$ 1.00	$ 0.96	$ 2.14	$ 1.88

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED, as reported	10,206	10,294	10,211	10,366

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED, excluding certain charges	10,230	10,294	10,233	10,366